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                                                                   EXHIBIT 99(a)


     SYMIX AND FRONT STEP ANNOUNCE AGREEMENT TO ACQUIRE "ECRM" APPLICATIONS
                         VENDOR PROFIT SOLUTIONS, INC.

               - FRONT STEP TO GAIN PURE WEB-BASED CRM SOLUTION -

         COLUMBUS, OHIO, January 20, 2000 - Symix Systems, Inc. (Nasdaq: SYMX), today announced that it has entered into a definitive agreement to acquire Profit Solutions, Inc. ("PSI"), a provider of Web-centric customer relationship management (CRM) applications. PSI and its eCRM products will be an important component of Front Step, Symix's newly announced eBusiness subsidiary.

         PSI delivered one of the industry's first completely Web-based CRM solution, e-CRM Front Office(TM). PSI's e-CRM applications enable its customers to closely incorporate customer service, marketing and sales functions into their overall eBusiness strategy, delivering Web-based marketing automation, sales management, service management and business intelligence. The PSI product suite is built entirely upon Microsoft Web-technology standards.

         "The online world demands different interaction processes, most emphatically in the areas of sales and marketing," said Stephen A. Sasser, Symix President and Chief Executive Officer. "To successfully capitalize on eBusiness opportunities, businesses must change their traditional channel models and sales processes to meet the new expectations of the Internet economy. As a part of Front Step, PSI's eCRM solutions will help accelerate the selling process by automating and personalizing the exchange of information between buyer and seller. With the pending acquisition of PSI, Front Step will deliver a complete Internet-driven customer management system, supported by a comprehensive eBusiness service and deployment offering. Our customers will have the capabilities to market to their customers' specific preferences."

         "The Internet has fueled a customer revolution requiring sellers to provide instantaneous access to accurate and up-to-date information," said Susan Woelfel, PSI President. "As a result, companies are investing heavily in technology that enables them to integrate the Internet into their business model in order to embrace eCustomers. Front Step offers PSI a unique opportunity
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to help companies evolve their business model from one that embraces eCustomers into a comprehensive eBusiness strategy."

         PSI will maintain its offices in Minneapolis, Minn., and will operate as a business unit within Symix's Front Step eBusiness subsidiary. Symix intends to purchase all of the outstanding common stock of PSI in exchange for cash and promissory notes through a merger of Front Step and PSI. The acquisition, expected to close within 45 days, is subject to PSI stockholders' approval and other conditions of closing. Other terms of the agreement have not been disclosed.

         ABOUT PROFIT SOLUTIONS

         Headquartered in Minneapolis, Minn., Profit Solutions, Inc. is the leading developer of award-winning Microsoft-based customer relationship management (CRM) solutions for the midmarket. PSI's eCRM Front Office product provides 100 percent Web-based sales, marketing, service and business intelligence functionality. For more information about the company and its products visit http://www.profitsolutions.com.

         ABOUT FRONT STEP

         Front Step, Inc. offers companies the products, expertise and access to eBusiness communities to rapidly create new eBusiness opportunities. Front Step, a subsidiary of Symix Systems, Inc., delivers the eBusiness applications, design and deployment services and ASP offerings required by companies to strategically plan, build, launch and advance an eBusiness strategy.

         ABOUT SYMIX

         Symix Systems, Inc. and its subsidiaries develop and market software and services that enable companies worldwide to quickly identify and deploy eBusiness opportunities, and build the supporting business and technology infrastructure. Symix's comprehensive suite of products include the eSyte suite of eBusiness applications and deployment services, the SyteLine, SyteCentre and SyteDistribution ERP and supply chain application suites. Symix is helping its

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customers take their talents and services to the Internet, today's "digital marketplace." Headquartered in Columbus, Ohio, Symix has helped over 3,900 customers build their business systems and better serve their customers. Symix markets its products through sales and service offices worldwide, as well as through independent business partners. Symix company and product information is available at http://www.symix.com.

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The statements made in this press release which are not historical fact are
"forward looking statements" that involve risks and uncertainties, including, but not limited to, product demand and market acceptance, customer-specific enterprise software requirements, the effect of economic conditions, new product development, the impact of Year 2000 issues, the impact of competitive products and other factors detailed in Symix's filings with the Securities and Exchange Commission.

SyteLine is a registered trademark and SyteCentre, SyteDistribution and eSyte are trademarks of Symix Systems, Inc. All other products mentioned are trademarks or registered trademarks of their respective companies.

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